UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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☐      Soliciting Material Pursuant to §240.14a-12
PARKWAY PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PARKWAY PROPERTIES, INC.
One Jackson Place
Suite 1000
188 East Capitol Street
Jackson, Mississippi 39201
www.pky.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2011
To our Stockholders:
     Parkway Properties, Inc. (the “Company”) will hold its 2011 Annual Meeting of Stockholders (the “Meeting”) on May 12, 2011, at 3:00 p.m. Eastern time, on the 26th floor at the Buckhead Club, 3344 Peachtree Road NE, Atlanta, Georgia. At the Meeting, stockholders will be asked to:
1.	Elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	Cast an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year;

3.	Cast an advisory vote on executive compensation;

4.	Cast an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	Transact other business properly presented at the Meeting or any adjournment or postponement thereof.
     All stockholders of record at the close of business on March 14, 2011 are entitled to notice of and to vote at the Meeting or any adjournment thereof.
     We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders electronically. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Meeting.

Mandy M. Pope
Executive Vice President, Chief Accounting Officer and Secretary

Dated: April 1, 2011

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT.

PROXY STATEMENT

i

April 1, 2011
PARKWAY PROPERTIES, INC.
One Jackson Place
Suite 1000
188 East Capitol Street
Jackson, Mississippi 39201
www.pky.com

PROXY STATEMENT

     The following information is furnished in connection with the Annual Meeting of Stockholders (the “Meeting”) of Parkway Properties, Inc. (the “Company” or “Parkway”), to be held on May 12, 2011 at 3:00 p.m., Eastern time, on the 26th floor at the Buckhead Club, 3344 Peachtree Road NE, Atlanta, Georgia. This Proxy Statement, Annual Report, and Form of Proxy are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to stockholders on or about April 1, 2011.
ABOUT THE MEETING
What is the purpose of the Meeting?
     At the Meeting, stockholders will be asked to elect nine directors of the Company, cast an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year, cast an advisory vote on executive compensation and cast an advisory vote on the frequency of future advisory votes on executive compensation. In addition, management will report on the performance of the Company and respond to questions from stockholders.
Who is entitled to vote?
     The record holder of each of the 21,962,564 shares of Company common stock, par value $0.001 per share (“Common Stock”) outstanding at the close of business on March 14, 2011 are entitled to vote at the Meeting. The holders of Common Stock are entitled to one vote for each share of Common Stock on each matter submitted to a vote at a meeting of stockholders.
Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?
     The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our stockholders electronically. In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, we have elected to take advantage of these rules by only mailing materials to those stockholders who specifically request a paper copy. On or around April 1, 2011, all stockholders were mailed a Notice Regarding the Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which stockholders could view the proxy materials online or request to receive a copy of proxy materials via regular mail or email. There is NO charge for requesting a copy.

How can I get electronic access to the proxy materials?
     The Notice Regarding Availability of Proxy Materials includes a website address that will:
•	Provide you with instructions on how to view our proxy materials on the Internet; and

•	Enable you to notify us to send future proxy materials to you by email.
Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Can I find additional information on the Company’s website?
     Yes. Our website is www.pky.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of conduct, corporate governance guidelines, charters of Board committees and SEC filings. A copy of our code of conduct, corporate governance guidelines and each of the charters of our Board committees may be obtained free of charge by writing to Parkway Properties, Inc., One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201, Attention: Investor Relations.
How do I vote?
     Voting in Person at the Meeting. If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of Common Stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock of record.
     Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of Common Stock in your own name as a holder of record with our transfer agent, Wells Fargo Shareowner Services, you may instruct the proxy holders named in the proxy card how to vote your shares of Common Stock in one of the following ways:
•	Vote online. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have a shareholder identification number provided in the Notice Regarding the Availability of Proxy Materials.

•	Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

•	Vote by regular mail. If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
     Voting by Proxy for Shares Registered in Street Name. If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.
     Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?
     When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy FOR the Board’s nominees for Director, FOR the ratification of the independent registered public accounting firm, FOR the approval of our 2010 executive compensation and in favor of an advisory vote on executive compensation every THREE years.
Will any other matters be voted on?
     We do not expect any other matters to be considered at the Meeting. However, if a matter not listed on the proxy card is legally and properly brought before the Meeting by a stockholder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of the Company. Under the Company’s Bylaws and SEC rules, stockholder proposals must have been received by March 14, 2011 to be considered at the Meeting. To date, we have received no stockholder proposals.
How many votes are needed to hold the Meeting?
     In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.
How many votes are required to act on the proposals?
     Proposal 1 concerns the election of nine directors of the Company. Pursuant to the Company’s Bylaws, provided that a quorum is present at the Meeting, directors will be elected by a plurality of all the votes cast at the Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.
     Proposal 2 concerns an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year. The affirmative vote by holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.
     Proposal 3 concerns a non-binding advisory vote to approve the compensation for the Named Executive Officers disclosed in the section of this Proxy Statement entitled “Compensation of Executive Officers.” Stockholder “approval” of Proposal 3 occurs if the votes cast in its favor exceed votes cast against it.
     Proposal 4 concerns a non-binding advisory vote on whether the stockholder advisory vote to approve executive compensation, like that presented in Proposal 3, will occur every one, two or three years. The stockholder vote described in Proposal 4 shall be determined by a majority of the votes cast. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. In either case, this vote is advisory and non-binding on the Board or the Company in any way, and the Board may determine that it is in the best interests of the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders.
How are votes counted?
     For purposes of each proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Can I change my vote after I have voted?
     You can revoke your proxy and change your vote at any time before the polls close at the Meeting. You can do this by:
•	filing with the Secretary of the Company a written revocation or signing and submitting another proxy with a later date; or

•	attending the Meeting, withdrawing the proxy and voting in person.
How do I submit a proposal for the 2012 Annual Meeting?
     If a stockholder wishes to have a proposal considered for inclusion in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders, the stockholder must submit the proposal in writing to the Secretary of the Company at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201 so that the Company receives the proposal by December 3, 2011.
     If the proposal is not intended to be included in the Company’s proxy statement, a qualified stockholder intending to introduce a proposal or nominate a director at the 2012 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 13, 2012 and not earlier than February 12, 2012.
     Stockholders also are advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.
Who is soliciting the proxy and who pays the costs?
     The enclosed proxy for the Meeting is being solicited by the directors of the Company. The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mail, proxies may be solicited by the directors and their agents (who will receive no additional compensation for those services) by means of personal interview, telephone, facsimile, email or other electronic means and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals. We have retained InvestorCom, Inc. for a fee of $4,500, plus reasonable out-of-pocket expenses, to aid in the solicitation of proxies from our stockholders.

CORPORATE GOVERNANCE AND BOARD MATTERS
Director Qualifications and Biographical Information
     The biography of each director nominee below contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a Director of the Company. Lenore M. Sullivan, who has served as a director since 2003, has indicated that she will not be standing for re-election to the Company’s Board of Directors. Ms. Sullivan has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

CHARLES T. CANNADA, Age 52	Director since 2010
     Mr. Cannada is a private investor and advisor with extensive background in the telecommunications industry. From 1989 to 2000, Mr. Cannada held various executive management positions at MCI (previously WorldCom and earlier LDDS Communications), including Chief Financial Officer from 1989 to 1994 and Senior Vice President in charge of Corporate Development and International Ventures and Alliances from 1995 to 2000. In these roles, Mr. Cannada was involved in numerous merger and acquisition transactions and financing transactions. Prior to joining MCI, Mr. Cannada was in public accounting from 1980 to 1989. Mr. Cannada currently serves on the board of directors for several non-public companies, including Chairman of the Board for Nanoventions, Inc. (a microstructure technology company), and director for First Commercial Bank, Inc. (chairman of the audit committee and a member of the investment/asset liability management committee), Stadium Wrap America, LLC (a startup athletic banner company) and On2Locate, Inc. (a startup medical alert service company). Mr. Cannada serves as Chairman of the Board of Trustees for Belhaven University, as well as serving on The University of Mississippi’s Foundation Board (chairman of audit committee and member of the investment committee) and School of Accountancy’s Board of Advisors. Mr. Cannada received a BBA in Accounting from the University of Mississippi.
     Mr. Cannada’s extensive experience in the areas of accounting, finance, mergers and acquisitions, capital markets and governance of public companies has equipped him with distinct skills that will be beneficial to the Company. As a successful entrepreneur and a board member in several non-public entities, he also brings a non-real estate perspective to the management and strategic planning areas of the Company. Mr. Cannada currently serves on the Audit Committee.

EDWARD M. CASAL, Age 53	Nominee in 2011
     Mr. Casal has served as Chief Investment Officer of Aviva Investors Global Real Estate Multi-Manager Group since April 2008. Aviva’s multi-manager group has over $6 billion in assets under management, with investments in all major regions of the world. Mr. Casal also serves as the chair of the Global Investment Committee and as Portfolio Manager for the firm’s real estate recapitalization and secondary fund. Mr. Casal was a co-founder of Madison Harbor Capital, a real estate fund-of-funds, and served as its Chief Executive Officer from January 2005 through April 2008. He continues to serve as Chief Executive Officer of Madison Harbor Balanced Strategies, Inc., a registered investment company. Prior to 2005, Mr. Casal spent 18 years at UBS Investment Bank, and one of its predecessor companies, Dillon, Read & Co. Inc., having served as manager of the real estate business and director of its North American real estate advisory business. Mr. Casal also worked for two years with Goldman, Sachs & Co. in the areas of equity research, municipal finance and real estate. Mr. Casal received his BA from Tulane University and MBA from Harvard Business School.
     With over 27 years of experience in real estate investment and capital markets, Mr. Casal brings experience in many areas that will be beneficial to the Company as it continues its pursuit of investment in fund and fund-like structures. Mr. Casal’s experience in leading a global investment team of personnel and current involvement in the real estate capital markets will be valuable to provide insight into these areas for our board of directors. If elected to serve on the Board of Directors, Mr. Casal is expected to serve on the Investment Committee.

LAURIE L. DOTTER, Age 50	Director since 2010
     Ms. Dotter is a private investor with 24 years experience in real estate investment and portfolio management. From 1998 through 2009, Ms. Dotter served as Senior Vice President of Hunt Realty Investments, a privately owned real estate investment company, where she directed a team of portfolio professionals to manage a diverse portfolio of real estate held either through direct ownership or indirectly through operating partnerships. Ms. Dotter serves on the Texas Comptroller’s Investment Advisory Board for the Texas Treasury Safekeeping Trust Company, which manages 11 separate endowment funds and as the Vice Chairman of the Plan Sponsor Council of the National Pension Real Estate Association. From 1993 to 1998, Ms. Dotter served as Director of Real Estate Investment for the Teacher Retirement System of Texas where she was responsible for the public pension fund’s $2 billion real estate equity and commercial mortgage portfolio. Ms. Dotter worked for three years in the audit division and for four years in the financial consulting services group of Coopers & Lybrand, with primary assignments in financial institutions and real estate. Ms. Dotter received a BBA in Accounting from Texas A&M University and is a Certified Public Accountant in the State of Texas.
     Ms. Dotter’s experience in the areas of accounting, finance and investments on behalf of private and public funds and operating partnerships will be beneficial to the Company as it pursues its strategy of investing in fund and fund-like structures. Ms. Dotter’s experience representing both public and private investors gives her an understanding of financial objectives and investment perspectives for a variety of investors. Ms. Dotter currently serves as Chair of the Audit Committee.

DANIEL P. FRIEDMAN, Age 53	Director since 2002
     Mr. Friedman has been a managing member of Radiant Partners, LLC, a real estate company since 2000. From 2000 to 2004, Mr. Friedman served as a director and the Vice Chairman of Imperial Parking Corporation. From 1998 to 2001, he served as a trustee, President and Chief Executive Officer of First Union Real Estate Equity and Mortgage Investments, a real estate investment trust (“REIT”). Mr. Friedman served in various capacities for Enterprise Asset Management, Inc. from 1991 through 1998, including President and Chief Operating Officer. Mr. Friedman received his BS in Chemistry from Stanford University and MBA from Harvard Business School. Mr. Friedman also holds his Series 7 and Series 24 Securities broker/dealer certifications.
     Mr. Friedman’s experience as a private investor and chief executive officer of a public company provide insight into the Company’s operations, corporate governance and capital allocation decisions. Mr. Friedman has served on the Corporate Governance and Nominating Committee for the past two years, the Compensation Committee for the past eight years, and the Investment Committee for the past eight years. Mr. Friedman is currently serving as Chair of the Investment Committee.

MICHAEL J. LIPSEY, Age 61	Director since 1997
     Mr. Lipsey is a trainer, consultant and author specializing in the commercial real estate industry for more than 36 years. Mr. Lipsey has served as President of The Lipsey Company, a training and consulting firm, since 1987. Mr. Lipsey holds the following professional real estate designations, CCIM, CRB, CPM, MCRE and has published over 25 titles, some of which have become industry standards such as System for Success for Commercial Real Estate, Tenants or Guests, Quantum Sales & Leasing, Real Estate Negotiation, Leadership in Commercial Real Estate, and others. Mr. Lipsey holds a Masters of Corporate Real Estate Services awarded by the National Association of Corporate Real Estate Executives. Mr. Lipsey also served in the United States Navy aboard the USS John F. Kennedy and the USS Independence.
     In his role as a trainer and consultant to the real estate industry, Mr. Lipsey brings his knowledge and experience with a broad range of clients involved in all areas of commercial real estate, including owners, investors, developers and service firms, giving him a unique perspective of the challenges and opportunities facing the industry at all levels. Mr. Lipsey brings this knowledge to the Company, which holds the Company to the highest standards of operating excellence. Mr. Lipsey also provides valuable experience in the fee income side of the Company’s business and brand recognition within the real estate industry. Mr. Lipsey has served as the Lead Director for the Company since 2007 and on the Investment Committee since 2006. He previously served for five years on the Compensation Committee and for three years on the Corporate Governance and Nominating Committee.

BRENDA J. MIXSON, Age 58	Director since 2009
     Ms. Mixson is a managing director of C-III Capital Partners LLC, a commercial real estate investment management company, an entity formed and controlled by Island Capital Group LLC, where Ms. Mixson has been a managing director since 2003. Ms. Mixson is also the owner and operator of M. T. Bottles, LLC, a grape-growing and wine production and sales company. Ms. Mixson has been involved in banking, financial institutions and commercial real estate investment and management for over 25 years. She has previously served as Chief Financial Officer of a New York Stock Exchange (“NYSE”) REIT, Chief Operating Officer of a real estate company and a member of the board of directors of a NYSE REIT, with service on audit, compensation and investment committees. Ms. Mixson graduated from the University of Minnesota with a BS in Economics.
     Ms. Mixson’s experience in finance, investment management and capital markets transactions, as well as her previous service as a chief financial officer, chief operating officer and a member of key committees of public companies, provides valuable insight to the Company and our Board of Directors. Ms. Mixson has served on the Audit Committee and Investment Committee since her appointment to the Board on November 1, 2009.

STEVEN G. ROGERS, Age 56	Director since 1996
     Mr. Rogers is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company since 1993 and a Director since 1996. From 1993 to 1997, Mr. Rogers was the Chief Operating Officer of the Company and, from 1988 to 1993, was a Senior Vice President of the Company. Prior to joining Parkway, Mr. Rogers served three years as project manager for Canizaro Interests. He also served five years in the United States Army as an infantry officer, achieving the rank of Captain. Mr. Rogers is currently serving his second term on the National Association of Real Estate Investment Trust (“NAREIT”) Board of Governors, and served as Chairman of the Audit Committee for NAREIT for two years. Mr. Rogers also serves on the board of directors of First Commercial Bank, Inc., a privately-owned bank in Jackson, Mississippi, and Chair of its investment/asset liability management committee. Mr. Rogers received a BA degree from the University of Mississippi and MBA from Harvard Business School.
     Mr. Rogers has served as an officer and/or director of the Company for over 20 years, providing continuity of executive leadership through all phases of the commercial real estate industry and economic cycles. His service on the NAREIT Board of Governors also provides insight into the issues facing the REIT industry and a voice in advocating solutions at the national level. Mr. Rogers’ significant experience in all areas of the Company’s operations and the real estate industry provide valuable insight to the Board of Directors in formulating and executing the Company’s strategy.

LELAND R. SPEED, Age 78	Director since 1978
     Mr. Speed has served as the Chairman of the Board of the Company since 1980 and a Director since 1978. He is also Chairman of the Board of EastGroup Properties, Inc. (“EastGroup”) He served as Chief Executive Officer of the Company and EastGroup until 1997. Mr. Speed is not involved in the operation of the business of either company on a day to day basis. Mr. Speed was recently appointed the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency. Mr. Speed previously served in that role from 2004 to 2006. Mr. Speed also has experience in the general securities and real estate development business. He has served in various capacities at NAREIT, including the Board of Governors and was the recipient of the 2008 Industry Leadership Award. He received his BS in Industrial Management from Georgia Institute of Technology and MBA from Harvard Business School.
     Mr. Speed has been involved with real estate companies and REITs in the public markets since 1978 and brings vast knowledge and experience of REITs operating as public companies. Mr. Speed’s service as Chairman of the Company for almost 30 years gives him valuable insight into all areas of the Company.

TROY A. STOVALL, Age 46	Director since 2007
     Mr. Stovall has served as the Chief Operating Officer of Howard University in Washington, DC since January 2010. From July 2004 through December 2009, Mr. Stovall served as the Chief Financial Officer, Treasurer and Chief Investment Officer of Jackson State University (“JSU”). During this time, he also served as Treasurer of the JSU Development Foundation, Director for the Mississippi eCenter Foundation and Executive Director of the JSU Educational Building Corporation. Prior to this time, Mr. Stovall worked as a consultant for five years with McKinsey & Co. Mr. Stovall graduated from Southern Methodist University with a BS in Electrical Engineering, from Stanford University with a MS in Computer Science and from Harvard Business School with an MBA.
     Mr. Stovall has held positions with primary responsibility for accounting and financial management of academic institutions and investment decisions, which contribute to his abilities to advise the Board on matters of accounting and finance, investment evaluation, capital allocation and internal operations. Mr. Stovall also brings experience as a venture capitalist and in raising capital for public projects, which we believe are beneficial to the Company. Through his service on the Company’s Audit Committee for four years, the Compensation Committee for three years and the Corporate Governance and Nominating Committee for four years, Mr. Stovall has developed a deep understanding of all areas of the Company’s operations. Mr. Stovall is currently serving as Chair of the Compensation Committee. Mr. Stovall also serves on the Compensation Committee and Audit Committee for Internet America, Inc., a public company in the internet services industry.
Independence
     The Board, on recommendation of the Corporate Governance and Nominating Committee, has determined that each current Director and nominee, other than Mr. Speed, the Company’s Chairman, Mr. Rogers, the Company’s President and Chief Executive Officer, and Mr. Lipsey, is “independent” as defined by the NYSE listing standards. In determining that Mr. Lipsey was not “independent”, the Board considered the fact that Mr. Lipsey’s son currently serves as a senior officer of the Company and The Lipsey Company, of which Mr. Lipsey is President, received approximately $5,250 from the Company during 2010 for providing training sessions for employees of the Company. No other Director has a material relationship with the Company.
Stockholder Communication With the Board
     The Board of Directors has appointed Mr. Lipsey as “Lead Director.” This position does not require independence under the rules as promulgated by the NYSE. You can find out information about the Lead Director at our website, www.pky.com. The Lead Director presides over the meetings of the non-management Directors of the Company. The non-management Directors of the Company hold quarterly meetings and the Lead Director is in frequent contact with non-management Directors outside of the regularly scheduled meetings. Stockholders and other parties interested in communicating directly with the Lead Director or with the non-management Directors as a group may do so by writing to Lead Director, Parkway Properties, Inc., One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201. Correspondence so addressed will be forwarded directly to the Lead Director.
Leadership Structure
     Mr. Speed serves as the Chairman of the Board of Directors and has served in that capacity since 1980. Mr. Rogers serves as the Chief Executive Officer and has served in that capacity since 1997. Our bylaws permit the chairman to serve as chief executive officer, however our Board has determined that separating these positions is currently in the best interest of the Company and our stockholders. Accordingly, our Board amended the Company’s Corporate Governance Guidelines to require the separation of the offices of chairman of the board and chief executive officer, except on an interim basis. Given the length of time and different capacities in which our current chairman has served the Company, including as a prior chief executive officer, our Board believes that separating these positions allows Mr. Speed to lead the Board in its independent oversight of management and Mr. Rogers to focus on the strategy, leadership and day-to-day execution of our business plan.
     Our Board of Directors believes that it is able to effectively provide independent oversight of the Company’s business and affairs, including the risks we face, without an independent Chairman through the composition of our Board of Directors, the strong leadership of the independent Directors and the independent committees of our Board of Directors, and the other corporate governance structures and processes already in place. Seven of the nine current nominees to our Board of Directors are non-management Directors, and six of these individuals are independent under the NYSE listing standards. All of our Directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only non-management Directors, led by the Lead Director, in order to promote discussion among the non-management Directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, all of which are comprised entirely of independent Directors, also perform oversight functions independent of management.
Risk Oversight
     The Board of Directors plays an important role in the risk oversight of the Company. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that the Company faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business, (2) the review and assessment of risk relative to insurance coverage for the Company’s operating activities and financial investments, (3) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings and the appointment and retention of the Company’s senior management, (4) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Corporate Governance and Nominating Committees, and (5) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and the Company’s internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting the Company to its attention.
Committees and Meeting Data
     The Board of Directors has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board has adopted a written charter for each of these committees, which is available on our website at www.pky.com under “Corporate.”
     The Audit Committee of the Board of Directors currently consists of Ms. Dotter (Chair), Mr. Cannada, Ms. Mixson and Mr. Stovall. The Audit Committee held nine meetings during the year ended December 31, 2010. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm. Each member of the Audit Committee has been designated as an “Audit Committee financial expert” in accordance with the SEC rules and regulations and the Board has determined that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. In 2010, the Board of Directors designated the Audit Committee to provide an independent review and evaluation of the allegations made in a shareholder demand letter by the Company’s former Chief Financial Officer as well as the allegations in a state court complaint filed in Mississippi. The members of the Audit Committee met with its independent counsel, management and others at such times and with such frequency as was deemed necessary or appropriate by the Committee. See “Report of the Audit Committee.”
     The Compensation Committee of the Board currently consists of Mr. Stovall (Chair), Mr. Friedman, and Ms. Sullivan. The Compensation Committee met six times during the year ended December 31, 2010. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s Directors and officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs.

     The Corporate Governance and Nominating Committee currently consists of Ms. Sullivan (Chair), Mr. Friedman and Mr. Stovall. The Corporate Governance and Nominating Committee met six times during the year ended December 31, 2010. As set forth in its Charter, the responsibilities of the Corporate Governance and Nominating Committee include assessing Board membership needs and identifying, screening, recruiting, and presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and evaluation of the Board and management.
     In addition, the Board of Directors has a standing Investment Committee. The Investment Committee provides oversight and discipline to the investment process. Investment opportunities are described in written reports based on detailed research and analyses. The Investment Committee meets with the Company’s management, reviews each submission thoroughly and approves acquisitions and dispositions between regularly scheduled meetings of the Board of Directors. The Investment Committee currently consists of Mr. Friedman (Chair), Mr. Lipsey and Ms. Mixson. The Investment Committee met seven times during the year ended December 31, 2010.
     During the year ended December 31, 2010, the full Board of Directors met seven times. Each Director attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees of the Board on which he or she served. The Company’s Corporate Governance Guidelines provide that all Directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. In addition, each Director is expected to attend the Annual Meeting of Stockholders. In 2010, six of the nine Directors attended the Annual Meeting of Stockholders.
Nominating Procedures
     The Corporate Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, or if the Corporate Governance and Nominating Committee decides not to nominate a member for re-election, the Committee first considers the appropriateness of the size of the Board. In identifying suitable candidates for nomination as a director, the Corporate Governance and Nominating Committee will consider the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. In evaluating such skills and characteristics, the Corporate Governance and Nominating Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines, which are available on the Company’s website (www.pky.com) under “Corporate.” The Corporate Governance and Nominating Committee will consider nominees suggested by incumbent Board members, management, stockholders and, in certain circumstances, outside search firms.
     Although we do not have a formal policy or guidelines regarding diversity of membership of our Board of Directors, our Corporate Governance Guidelines recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion, our Board has not attempted to define “diversity,” or otherwise require that the composition of our Board include individuals from any particular background or who possess specific attributes. The Corporate Governance and Nominating Committee will continue to consider whether it would be appropriate to adopt a policy or guidelines regarding Board diversity or define diversity as it relates to the composition of our Board of Directors.
     The Corporate Governance and Nominating Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Company’s Secretary at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201, within the time periods set forth under “About the Meeting — How do I submit a proposal for the 2012 Annual Meeting?” above.

Compensation Committee Interlocks
     As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Stovall and Friedman, and Ms. Sullivan. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.
Compensation of Directors
     Under the Company’s Director compensation program, each non-employee Director is paid an annual cash retainer of $37,500 payable ratably on a quarterly basis. Pursuant to the 2010 Omnibus Equity Incentive Plan, as amended, non-employee directors also receive an annual equity award in connection with their election to the Board at the annual meeting of stockholders. The annual award consists of shares of the Company’s common stock with a value of $37,500 as of the date of grant. A director who is appointed to the Board outside of the annual meeting of stockholders will receive a prorated amount of the equity award and cash retainer. Additionally, under the 2010 Omnibus Equity Incentive Plan, a new Director receives, upon initial election or appointment as a non-employee Director, a stock award of 600 shares of Common Stock.
     The chairperson of the Audit Committee receives an annual cash retainer of $15,000, and the chairperson of each of the other committees receives an annual cash retainer of $7,500. Each non-employee Director is paid $1,500 for each Board meeting attended. The Audit Committee chairperson receives $2,000 for each Audit Committee meeting attended, and other members of the Audit Committee receive $1,500 for each Audit Committee meeting attended. Members of all other committees receive $1,000 for each meeting attended. In each case, the non-employee Director is also reimbursed for his or her expenses in connection with attendance at each meeting.
     In 2010, the Board of Directors approved a one-time cash fee payable to each member of the Audit Committee in connection with the Committee’s independent review and evaluation of the allegations made in a shareholder demand letter by the Company’s former Chief Financial Officer.
     Mr. Rogers does not receive any compensation for serving the Company as a member of the Board of Directors or any of its committees. In 2010, Mr. Speed received cash compensation of $122,000 for his service as Chairman of the Board of Directors. The Company’s non-employee Directors received the following aggregate amounts of compensation for the year ended December 31, 2010:

	Fees Earned	Stock	Option
Name	or Paid in Cash	Awards (1)	Awards (2)	Total
Charles T. Cannada	$46,125	$48,761	—	$94,886
Laurie L. Dotter	$55,875	$48,761	—	$104,636
Daniel P. Friedman	$84,397	$37,517	—	$121,914
Michael J. Lipsey	$64,897	$37,517	—	$102,414
Brenda J. Mixson	$81,134	$37,517	—	$118,651
Troy A. Stovall	$91,897	$37,517	—	$129,414
Lenore M. Sullivan	$78,397	$37,517	—	$115,914

(1)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718. All Directors received 2,002 shares of Common Stock as part of their annual retainer upon re-election to the Board at the 2010 Annual Meeting of Stockholders. In addition, Mr. Cannada and Ms. Dotter received 600 shares of Common Stock as an initial award upon their election to the Board on May 13, 2010. Under the Company’s Deferred Compensation Plan, Mr. Stovall and Ms. Sullivan elected to defer receipt of all or a portion of the annual stock retainer awards.

(2)	No stock options were granted in 2010. As of December 31, 2010, the following non-employee Directors had stock option holdings in the Company as indicated: Mr. Friedman, 3,000 options and Ms. Sullivan, 6,500 options.

PROPOSALS TO BE VOTED ON
Proposal 1 — Election of Directors
     In accordance with the Bylaws of the Company, the Board of Directors has by resolution fixed the number of directors to be elected at the Meeting at nine. All nine positions on the Board are to be filled by the vote of the stockholders at the Meeting. Each person so elected shall serve until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified.
     The nominees for Director are: Charles T. Cannada, Edward M. Casal, Laurie L. Dotter, Daniel P. Friedman, Michael J. Lipsey, Brenda J. Mixson, Steven G. Rogers, Leland R. Speed and Troy A. Stovall. All nominees, with the exception of Mr. Casal, are currently serving as directors of the Company and were elected at the 2010 Annual Meeting of Stockholders.
     Unless instructed otherwise, proxies will be voted FOR the nominees listed above. Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, your proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.
     Information regarding the director nominees can be found under “Corporate Governance and Board Matters — Director Qualifications and Biographical Information.”
     The Board of Directors recommends that you vote FOR all nine nominees.
Proposal 2 — Advisory Vote on the Ratification of Independent Registered Public Accounting Firm
     The Audit Committee is responsible for the appointment of the independent registered public accounting firm engaged by the Company. The Audit Committee has appointed KPMG LLP as independent auditors for 2011. The Board is asking stockholders to approve this appointment. KPMG LLP audited the Company’s financial statements and internal controls over financial reporting for 2010. A representative of that firm will be present at the Meeting and will have an opportunity to make a statement and answer questions.
     The “Audit Committee Matters” section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.
     The Board of Directors recommends that you vote FOR the appointment of KPMG LLP, an independent registered public accounting firm, to serve as the Company’s independent auditors for the 2011 fiscal year.
Proposal 3 — Advisory Vote on Executive Compensation
     As required by SEC rules, we are asking our stockholders to provide an advisory, nonbinding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Compensation of Executive Officers” section of this Proxy Statement.
     As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
     You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation awarded to the Company’s Named Executive Officers for 2010, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.”
     While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.
     The Board of Directors recommends that you vote FOR the approval of the foregoing resolution.
Proposal 4 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
     In addition to providing our stockholders with the opportunity to cast an advisory vote on executive compensation, we are also seeking an advisory, nonbinding vote on how frequently the advisory vote on executive compensation should be presented to stockholders, as required by SEC rules. You may vote your shares to have the advisory vote held annually, every two years or every three years, or you may abstain.
     Our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining its recommendation, the Board recognized that the Company’s current strategic plan, known as the FOCUS Plan, began July 1, 2010 and will extend three full years through June 30, 2013. As described in detail under the heading “Elements of Executive Compensation,” restricted stock grants were made to all officers of the Company and a significant percentage of these will be earned at the end of the three-year FOCUS Plan if certain performance goals are met. The performance goals are based upon the Company’s absolute total return to stockholders and the Company’s total return to stockholders relative to the MSCI US REIT Index. Except as described under the heading “2011 Compensation Program,” it is not expected that additional performance-based equity awards will be made to the Named Executive Officers until the next strategic operating plan is adopted in 2013. Because equity grants are reported in the year of grant only, it is our belief that isolating any one year within the three-year period of the FOCUS Plan would be inconclusive in determining the effectiveness of our overall compensation program. The Board considered how an advisory vote once every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation.
     The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.
     While this vote is advisory and not binding on our Company, the Board expects to take into account the outcome of the vote, along with other relevant factors, and when considering future advisory votes on executive compensation.
     The Board of Directors recommends a vote of “Every Three Years” on Proposal 4 relating to the frequency of future advisory votes on executive compensation.

EXECUTIVE OFFICERS
     The following provides certain information regarding the current executive officers of the Company. Unless otherwise stated, each person has held the position indicated for at least the past five years. There are no family relationships between any of the Directors or executive officers of the Company.
STEVEN G. ROGERS, Age 56
     Mr. Rogers is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company since 1993 and a Director since 1996. From 1993 to 1997, Mr. Rogers was the Chief Operating Officer of the Company and, from 1988 to 1993, was a Senior Vice President of the Company.
WILLIAM R. FLATT, Age 36
     Mr. Flatt has served as the Company’s Executive Vice President since 2005 and Chief Operating Officer since December 2007. He served as Chief Financial Officer from 2005 to December 2007 and Secretary from 2005 until February 2008. He served as Vice President and Asset Manager of the Company from 2001 to 2005 and the Company’s Vice President of Investor Relations from 1999 to 2001. He has also served as a Vice President of Parkway Realty Services, L.L.C. (“Parkway Realty”) since 1998.
RICHARD G. HICKSON IV, Age 37
     Mr. Hickson has served as the Company’s Executive Vice President, Chief Financial Officer and Assistant Secretary since May 2010. He served as Senior Vice President, Senior Asset Manager and Fund Manager in the Company’s Atlanta office from January 2010 to April 2010. From May 2006 to December 2009, Mr. Hickson served as Vice President and Fund Manager and from August 2005 through May 2006 he served as Asset Manager, all in the Company’s Atlanta office. Mr. Hickson joined Parkway in September 2004.
JAMES M. INGRAM, Age 54
     Mr. Ingram has been an Executive Vice President of the Company and its Chief Investment Officer since 2003. He was a Senior Vice President of the Company from 1997 to 2003, a Vice President of the Company from 1994 to 1997, and an Asset Manager from 1989 to 2003. He has also served as President of Parkway Realty since 1998.
MANDY M. POPE, Age 42
     Ms. Pope has served as Executive Vice President, Chief Accounting Officer and Secretary since February 2010. She served as Interim Chief Financial Officer from February 2010 until April 2010 and from December 2007 until February 2008. She served as Controller of the Company from 2001 through May 2010. From 2003 to 2010, she was a Senior Vice President, from 2001 to 2003, she was a Vice President and from 1997 to 2001, she was the Assistant Controller of the Company.
COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion & Analysis
The Compensation Committee
     The Compensation Committee of the Board of Directors consists of Mr. Friedman, Mr. Stovall and Ms. Sullivan. Mr. Stovall, who has served on the Board of Directors for approximately four years, is the Committee Chairman. Each member of the Compensation Committee qualifies as an independent director under NYSE listing standards. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website (www.pky.com) under “Corporate.” The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held six meetings during the year ended December 31, 2010 and has held two meetings so far during 2011. The Compensation Committee typically meets with senior management and, where appropriate, with outside advisors.

The Compensation Committee considers whether to engage a consultant to assist it in developing compensation programs and has engaged such consultants from time to time. The Compensation Committee also regularly meets in executive session without management.
The Compensation Committee Process
     Compensation of the Chief Executive Officer is determined solely by the Compensation Committee with management playing a supportive role in the compensation-setting process for other Named Executive Officers. The most significant aspects of management’s role are evaluating employee performance, recommending business performance targets and objectives, compiling comparative compensation data and recommending salary levels and incentive compensation awards. Members of management work with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting.
     The Compensation Committee meets in executive session each year to evaluate the performance of the Chief Executive Officer, to determine his bonus, if any, for the prior calendar year, and to establish performance objectives for the current calendar year. Additionally, the Compensation Committee approves the base salaries for the next calendar year for the Named Executive Officers and considers and approves any grants to them of equity incentive compensation.
     Generally in the first quarter of each fiscal year, the Compensation Committee establishes corporate performance objectives for the Named Executive Officers and individual performance objectives for the Chief Executive Officer. The Chief Executive Officer establishes the individual performance objectives for the other Named Executive Officers. The Compensation Committee engages in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets and reviews the appropriateness of the financial measures used in incentive plans. The Compensation Committee establishes targeted compensation levels for each of the Named Executive Officers. Historically, the Compensation Committee has used the annual compensation survey published by NAREIT and other independent research organizations for comparison purposes. To ensure that total compensation is competitive, the Compensation Committee uses the results of the comparison to establish general compensation guidelines. However, primarily due to the relatively small size of the Company compared to other companies included in the data, overall cash compensation of the Named Executive Officers is between 15% and40% below the average compensation for comparable positions at other REITs. Similarly, annual long-term equity awards to our Named Executive Officers were at least 50% below the averages reported in the NAREIT survey for comparable positions at other REITs. Our Compensation Committee does not apply a formula or assign the survey data relative weight. Instead, it makes a determination for that individual after considering such results collectively. In making this determination, the Compensation Committee also considers the relative compensation levels among the Company’s Named Executive Officers and the Company’s total general and administrative expenses. The Compensation Committee may also consider industry conditions and the overall effectiveness of the Company’s compensation program in achieving desired performance levels.
Compensation Consultant
     The Compensation Committee has engaged FPL Associates L.P. (“FPL”), a nationally recognized compensation consulting firm specializing in the real estate industry, to assist it in structuring a long-term equity incentive plan that meets the Company’s compensation objectives and competitive market best practice philosophies. FPL also provided assistance in connection with the Company’s search for a new Chief Financial Officer in 2010. The Company paid $29,150 to FPL during 2010, of which $18,350 was for compensation consulting services and $10,800 was for executive search services. FPL did not provide any other services to the Compensation Committee, the Company, or any of its affiliates during 2010.
Compensation Philosophy
     The Compensation Committee seeks to achieve the following goals with the Company’s executive compensation programs:
•	To align the interests of management and stockholders through the use of incentive compensation directly related to corporate performance and through the use of stock-based incentives that result in increased Common Stock ownership by management. For 2010, the Compensation Committee adopted performance metrics for long-term equity incentives based on total stockholder return over a three-year period, which further strengthened this alignment and encourages the creation of value for stockholders over the long-term.

•	To provide total compensation for executives sufficient to attract and retain performance-oriented leaders whose talents and abilities allow the Company to accomplish its strategies.

•	To encourage teamwork at all levels of the organization.
     The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its stockholders.
Elements of Executive Compensation
     The key elements of executive compensation are base salary, bonus, annual non-equity incentive compensation and long-term incentive compensation. To promote a performance-based culture that links the interests of management and stockholders, the Compensation Committee has developed a compensation program that focuses extensively on variable, performance-based compensation. The Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation but it does recognize that the Company’s executives have a greater ability to influence the Company’s financial performance through their decisions. Accordingly, the percentage of an executive’s total direct compensation that is comprised of incentive compensation increases with their level of individual responsibility.
     Annual Base Compensation. The main purpose of annual base compensation is to provide salary levels sufficient to attract and retain executive officers. In determining annual base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at other public real estate investment trusts, internal pay equity and the overall level of general and administrative expenses of the Company. In November 2009, the Compensation Committee approved the annual base salaries for the Company’s Named Executive Officers that were effective January 1, 2010. The 2010 base salary reflected a 2.5% increase over the existing base salary for each Named Executive Officer, with the exception of Mr. Rogers, whose base salary was not increased and has remained unchanged since January 1, 2008. Upon his appointment to Chief Financial Officer on May 1, 2010, Mr. Hickson’s base salary was increased to $250,000 annually. Upon her appointment to Chief Accounting Officer, effective February 5, 2010, Ms. Pope’s base salary was increased to $225,000 annually.
     Annual Cash Bonus. Each Named Executive Officer has an opportunity to earn an annual cash bonus, which is designed to encourage and reward individual achievement during the year. For 2010, the maximum cash bonus was based on a percentage of the executive’s base compensation ranging from 17.5% to 30%. The Compensation Committee determined that each officer’s cash bonus would be based solely on the attainment of individual performance goals specific to the officer’s area of responsibility.
     The individual performance goals vary considerably from one executive to another, as a reflection of their different roles within the Company. Generally, the goals of the executives involve targets for acquisitions and dispositions within the criteria set by the Company and by discretionary fund and joint venture partners, capital allocation, succession planning, certain balance sheet reporting goals, targets for occupancy and rental rate growth and improvement in processes for operational and financial reporting. These goals were considered important to the Company’s success in implementing its strategy of focusing on owning assets in fund or fund-like ventures to produce a higher return on investment; of reducing overall debt and successfully refinancing certain loans upon their maturity; of managing capital expenditures during the economic recession; and of retaining and securing customers to maintain occupancy despite the challenging market conditions for office properties nationwide. After the end of each year, each officer’s performance is assessed by the officer’s direct supervisor (or the Compensation Committee in the case of the Chief Executive Officer). Based upon these evaluations, the Chief Executive Officer determines the appropriate bonus to be paid to each Named Executive Officer, other than himself, and makes a report to the Compensation Committee. The Compensation Committee determines the appropriate bonus to be paid to the Chief

Executive Officer. For 2010, each Named Executive Officer earned 90% to 100% of his or her relevant bonus amount relating to these individual performance goals. In addition, Ms. Pope was paid a one-time bonus of $15,000 for her work as Interim Chief Financial Officer during 2010. Accordingly, the cash bonus amounts set forth herein in the Summary Compensation Table under the heading “Bonus” were paid to the Named Executive Officers as part of 2010 compensation. Accomplishments for 2010, which were considered in determining the achievement of the annual cash bonuses for the Named Executive Officers, included the following items:
•	Completion of a $45 million Series D Preferred Stock offering, strengthening the Company’s balance sheet;

•	Reduced the Company’s share of total debt by $64.6 million;

•	Invested, or committed to invest, $200 million in office properties, increasing the Company’s total assets under management and representing the first investments on behalf of the Company’s Fund II;

•	Signed over 2.9 million square feet of leases, the highest one-year volume of leasing activity in the Company’s history;

•	Received commitments for the Company’s new three-year, $200 million unsecured revolving credit facilities, which were subsequently closed in January 2011;

•	Selected as a national best place to work for the third consecutive year in Entrepreneur’s Great Place to Work® rankings for 2010 Best Small and Medium Workplaces; and

•	Received LEED® Gold certification for Core & Shell™ from the U.S. Green Building Council for The Pinnacle at Jackson Place, a building developed by the Company.
     Annual Non-Equity Incentive Compensation. Each Named Executive Officer has an opportunity to earn annual non-equity incentive compensation, which is based upon the Company’s performance and is intended to align the interest of management with those of the Company’s stockholders. For 2010, the maximum non-equity incentive compensation was based on a percentage of the executive’s base compensation ranging from 17.5% to 30%. The non-equity incentive compensation was based on the amount of the Company’s adjusted funds from operations (“FFO”) per share compared to the goal set by the Compensation Committee. FFO is defined as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Under this program, adjustments to FFO were made in the Compensation Committee’s sole discretion and included the amortization of above/below market leases, charges for impairment of value to real estate, expenses related to the early extinguishment of debt, and any gain or loss on real estate. The Compensation Committee, after an analysis of the Company’s internally prepared estimate of adjusted FFO for 2010, established the adjusted FFO goal for non-equity incentive compensation at $2.71 per diluted share for the achievement of threshold performance and $2.86 per diluted share for the maximum performance goal for 2010. These goals were determined by the Compensation Committee to be reasonable and challenging targets given the general market conditions for real estate, and specifically for office properties, the specific knowledge that several large customers would be vacating space, and the high levels of capital required to replace customers and increase occupancy. For 2010, actual adjusted FFO was determined to be $2.86 per share, therefore, the entire award was deemed earned and 100% of the annual non-equity incentive compensation was paid. Given the uncertain economic environment that existed in late 2008 and early 2009, the Compensation Committee suspended the potential for annual non-equity incentive compensation for 2009 but reinstated this incentive compensation potential for 2010.
     Long-Term Incentive Compensation. On July 12, 2010, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, established performance goals in connection with the FOCUS Plan, the Company’s three-year operating plan that began July 1, 2010. The goals of the FOCUS Plan are described in the Company’s Annual Report beginning on page 10. FPL assisted the Compensation Committee in developing the FOCUS Plan long-term performance goals.

     The FOCUS Plan is designed to provide our management team, on a broadly distributed basis, with the potential to earn significant equity and cash awards subject to our achieving superior market-based performance in terms of total return to stockholders, both in absolute terms and relative to other REITs, over a three year period. In determining the FOCUS Plan awards, the Compensation Committee considered the combined total annual cash bonus plus the total potential annual non-equity incentive for 2010, the total value of the restricted shares relating to prior years and the high level of difficulty ascribed to achieving the performance metrics of the FOCUS Plan.
     FOCUS Plan Long-Term Equity Incentive. On July 12, 2010, the Compensation Committee approved 345,120 FOCUS Plan long-term equity incentive awards to officers of the Company, including awards to the Company’s Named Executive Officers that are set forth in the 2010 Grants of Plan-Based Awards table below. The long-term equity incentive awards consisted of 25,380 time-based awards, 179,314 performance-based awards subject to an absolute total return goal, and 140,426 performance-based awards subject to a relative total return goal. On January 14, 2011, the Compensation Committee approved an additional 55,623 FOCUS Plan long-term equity incentive awards consisting of 25,620 time-based awards, 16,883 performance-based awards subject to an absolute total return goal, and 13,120 performance-based awards subject to a relative total return goal. The 2011 awards to the Company’s Executive Officers are set forth under the heading “2011 Compensation Program” below. No further performance-based awards are contemplated under the FOCUS Plan, except in the case of a new employee or promotion, however, the Compensation Committee anticipates making additional time-based awards in 2012 in an amount similar to the 2010 and 2011 time-based awards. Overall, of the equity grants made or expected to be made during the three years of the FOCUS Plan, 46% are based on absolute total return goals, 36% are based on relative total return goals and 18% are time-based grants. This reflects the first time that total return to stockholders has been adopted as a performance measure for equity incentives and provides a direct alignment of the compensation of management with the interest of stockholders. It is anticipated that a majority of equity grants made after the FOCUS Plan concludes in 2013 will also be performance-based.
     The performance-based awards are contingent on the Company meeting goals for compounded annual total return to stockholders (“TRS”) set by the Compensation Committee over the three year period beginning July 1, 2010. The performance goals are based upon (i) the Company’s absolute compounded annual TRS; and (ii) the Company’s absolute compounded annual TRS relative to the compounded annual return of the MSCI US REIT (“RMS”) Index calculated on a gross basis, as follows:

	Threshold	Target	Maximum
Absolute Return Goal	10%	12%	14%
Relative Return Goal	RMS + 100 bps	RMS + 200 bps	RMS + 300 bps
     With respect to the absolute return goal, 15% of the award is earned if the Company achieves threshold performance and a cumulative 60% is earned for target performance. With respect to the relative return goal, 20% of the award is earned if the Company achieves threshold performance and a cumulative 55% is earned for target performance. The number of shares earned with respect to the relative return goal will be reduced by 50 percent if the Company’s absolute compounded annual TRS for the performance period is zero or a negative number notwithstanding the fact that the Company exceeds the threshold, target or maximum goal relative to the compounded annual return of the RMS. In each case, 100% of the award is earned if the Company achieves maximum performance or better.
     To the extent actually earned, the performance-based awards will vest 50% on each of July 15, 2013 and 2014. The time-based awards will vest over a four year period beginning on the first anniversary of the date of grant. Dividends on the awards accumulate beginning July 1, 2010 and are paid if and when the restricted stock vests. All awards of equity are governed by individual award agreements granted under and in accordance with the Company’s 2010 Omnibus Equity Incentive Plan, as amended.
     FOCUS Plan Long-Term Cash Incentive. The FOCUS Plan also includes a long-term cash incentive that was designed to reward significant outperformance over the three year period beginning July 1, 2010. The performance goals for actual payment under the long-term cash incentive will require the Company to (i) achieve an absolute compounded annual TRS that exceeds 14% AND (ii) achieve an absolute compounded annual TRS that exceeds the compounded annual return of the RMS by at least 500 basis points. However, if the Company achieves an absolute compounded annual TRS that exceeds 19%, then the Company must achieve an absolute compounded annual TRS that exceeds the compounded annual return of the RMS by at least 600 basis points. The aggregate amount of the cash incentive earned would increase with corresponding increases in the absolute compounded annual TRS achieved by the Company and is currently capped at $7,110,000. Achievement of the maximum cash incentive would equate to an absolute compounded annual TRS that approximates 23%, provided that the absolute compounded annual TRS exceeds the compounded annual return of the RMS by at least 600 basis points. To the extent actually earned, the cash incentive awards will be paid 50% on each of July 15, 2013 and 2014.
     Other Compensation. The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company matching contributions to the Named Executive Officers’ 401(k) accounts, and the amount of premium paid by the Company for group term life insurance. For 2009, the Compensation Committee reduced certain benefits of the named Executive Officers and of all other employees of the Company, including reductions in certain 401(k) discretionary contributions and wellness program benefits. The Company continues to provide single health insurance, long-term disability, long-term care insurance, medical reimbursement plans and an Employee Stock Purchase Plan that allows participants to purchase stock at a discount from the market price at the date of purchase. These benefits do not discriminate in scope, terms or operation in favor of the Company’s officers and are therefore not included herein in the Summary Compensation Table.
Chief Executive Officer Compensation
     The Compensation Committee meets annually to evaluate Mr. Rogers’ performance and to determine his compensation. In considering Mr. Rogers compensation, the Compensation Committee considers his principal responsibilities, which are to provide overall vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain strong relationships with the overall investment and financial community. They also considered that Mr. Rogers’ base salary, as well as his cash bonus potential (30%) and non-equity incentive compensation potential (30%) as a percentage of his base salary, has not increased since 2008 and the full potential bonus and non-equity incentive compensation was not paid for any year from 2005 through 2009.
     The Compensation Committee reviewed a summary listing of all of Mr. Rogers’ compensation and perquisites received from the Company. Based upon all relevant factors, the Compensation Committee believes that Mr. Rogers’ total compensation is reasonable and remains low relative to the average and median compensation for other CEOs within the REIT industry.
Compensation Policies
     Internal Pay Equity. The Compensation Committee believes that internal equity is an important factor to be considered in establishing compensation for the officers. The Compensation Committee has not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other officers, but it does review compensation levels to ensure that appropriate equity exists. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if it deems such a policy to be appropriate.
     Compensation Deductibility Policy. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company may not receive a federal income tax deduction for compensation paid to the Chief Executive Officer or any of the four other most highly compensated executive officers to the extent that any of the persons receive more than $1,000,000 in non-performance-based compensation in any one year. None of the Company’s officers received more than $1,000,000 in non-performance-based compensation during 2010, so Section 162(m) is inapplicable to the Company. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on the Company’s federal income tax returns.
     Timing of Grants. Stock awards to the Company’s officers are typically granted annually in conjunction with the review of the individual performance of each officer or in conjunction with the adoption of a new strategic operating plan, which historically takes place every three years. This review takes place at a regularly scheduled meeting of the Compensation Committee. Additionally, stock awards are granted to each non-employee Director on the date of the Company’s Annual Meeting of Stockholders, in accordance with the terms of the Company’s 2010 Omnibus Equity Incentive Plan, as amended.

     Stock Ownership Guidelines. The Board of Directors believes that it is important for Directors and officers to acquire a substantial ownership position in the Company to underscore the level of commitment the management team has to the future success of the business and to align their economic interests with that of the stockholders. During 2010, the Board of Directors amended the Company’s Non-Employee Director’s Stock Ownership and Stock Retention Policy. The amended policy requires each non-employee director who has served for at least five years to own shares of common stock with a market value of a minimum of three times the annual retainer fee. In addition, the Company’s guidelines strongly encourage Common Stock ownership by officers as follows:

Share Ownership at a
Position	Multiple of Base Salary
Chairman/Chief Executive Officer/President	4 times
Other Executive and Senior Vice Presidents	3 times
Vice Presidents	1 time
2011 Compensation Program
     On January 14, 2011, the Compensation Committee approved 2011 annual base salaries for the Company’s Executive Officers. The maximum cash bonus that each of the Company’s Executive Officers is eligible to receive with respect to 2011 is calculated as a percentage of base salary for each officer as follows: Mr. Rogers (30%), Mr. Flatt (25%), Mr. Hickson (25%), Mr. Ingram (25%) and Ms. Pope (17.5%). For each of the Executive Officers, the maximum cash bonus percentage represents the same maximum bonus percentage established by the Compensation Committee with respect to 2010, except for Mr. Hickson and Ms. Pope, who both took on significant additional responsibility during 2010. Of the total potential cash bonus for each officer, 100% will be awarded at the discretion of the officer’s immediate supervisor or the Compensation Committee, as the case may be, based on the achievement of predetermined individual performance goals that pertain to the officer’s area of responsibility. Performance goals for 2011 are similar in nature to the goals under the 2010 plan as discussed above.
     The Compensation Committee also approved annual non-equity incentive compensation that each of the Company’s Executive Officers is eligible to receive upon achievement of formulated targets for adjusted FFO per diluted share. For 2011, the maximum cash incentive was based on a percentage of the executive’s base salary for each officer as follows: Mr. Rogers (30%), Mr. Flatt (25%), Mr. Hickson (25%), Mr. Ingram (25%) and Ms. Pope (17.5%).
     The following table lists the 2011 salary for the Company’s Executive Officers, as well as the maximum possible payout under cash bonus awards and non-equity incentive plan compensation that such officer is eligible to receive with respect to 2011 if the individual and Company performance goals are met or exceeded:

				FOCUS Plan Maximum		FOCUS
			Maximum	Possible Payout		Plan
		Maximum	Possible Payout	(# of restricted shares)		Time-
		Possible Payout	Under Non-	Absolute	Relative	Based
		Under Cash	Equity Incentive	Return	Return	Awards
Name	2011 Salary	Bonus Awards	Awards	Goal	Goal	(1)
Steven G. Rogers (2)	$544,405	$163,322	$163,322	15,266	11,854	5,940
William R. Flatt	$322,516	$80,629	$80,629	—	—	2,700
Richard G. Hickson IV	$282,250	$70,563	$70,563	—	—	2,700
James M. Ingram	$243,195	$60,799	$60,799	—	—	1,620
Mandy M. Pope	$228,375	$39,966	$39,966	—	—	1,620

(1)	On January 14, 2011, the Compensation Committee granted additional time-based awards under the FOCUS Plan to the Company’s officers.

(2)	When the Committee approved the initial FOCUS Plan long-term equity incentive awards in 2010, the restricted stock awarded to Mr. Rogers (assuming the achievement of the maximum performance level) would have exceeded the maximum number of shares that may be awarded in a calendar year to an individual participant under the Company’s 2010 Omnibus Equity Incentive Plan, as amended. Accordingly, the Committee approved these additional performance-based awards for Mr. Rogers in 2011, however, the performance goals and vesting criteria are identical to the awards made in July 2010.

Compensation Committee Report
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
TROY A. STOVALL, CHAIR
DANIEL P. FRIEDMAN
LENORE M. SULLIVAN
Summary Compensation Table
     The following table summarizes for the years ended December 31, 2010, 2009 and 2008, the amount of compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and its three other executive officers (the “Named Executive Officers”).

					Non-Equity	All Other
				Stock	Incentive Plan	Compensation
Name and Principal Position	Year	Salary	Bonus	Awards (1)	Compensation	(2)	Total

Steven G. Rogers	2010	$544,405	$163,322	$448,947	$163,321	$8,970	$1,328,965
President and Chief	2009	$544,405	$163,322	$378,240	$—	$8,940	$1,094,907
Executive Officer	2008	$544,039	$—	$199,938	$189,453	$14,184	$947,614

William R. Flatt	2010	$317,750	$71,494	$287,658	$79,438	$8,970	$765,310
Executive Vice President and	2009	$295,000	$73,750	$212,760	$—	$8,940	$590,450
Chief Operating Officer	2008	$278,846	$—	$99,969	$87,500	$14,184	$480,499

Richard G. Hickson IV	2010	$223,846	$51,583	$287,658	$51,583	$23,875	$638,545
Executive Vice President and	2009	$160,000	$31,500	$59,100	$—	$8,574	$259,174
Chief Financial Officer (3)	2008	$151,671	$—	$15,995	$32,500	$12,639	$212,805

James M. Ingram	2010	$239,600	$59,900	$172,595	$59,900	$8,768	$540,763
Executive Vice President and	2009	$233,757	$66,751	$126,080	$—	$8,738	$435,326
Chief Investment Officer	2008	$233,600	$—	$99,969	$67,790	$14,184	$415,543

Mandy M. Pope	2010	$221,403	$53,285	$172,595	$38,285	$8,970	$494,538
Executive Vice President and	2009	$173,250	$25,988	$110,320	$—	$8,940	$318,498
Chief Accounting Officer (3)	2008	$164,836	$—	$67,979	$37,125	$13,506	$283,446

J. Mitchell Collins	2010	$31,616	$—	$—	$—	$4,352	$35,968
Former Chief Financial	2009	$280,000	$70,000	$212,760	$—	$8,940	$571,700
Officer (3)	2008	$210,984	$—	$94,588	$76,482	$111,937	$493,991

(1)	Represents the grant date fair value of the stock award determined in accordance with FASB ASC Topic 718 (formerly FAS 123R), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC.

(2)	The amount shown in this column represents the Company’s contribution to its 401(k) Plan for the Named Executive Officer’s benefit and the amount of premium paid by the Company for group term life insurance on the Named Executive Officer’s life. The value of perquisites and other personal benefits, including disability and long-term care insurance, certain wellness plan benefits and parking, are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Executive Officer. For Mr. Hickson, this column includes reimbursement of relocation costs in 2010 of $14,905. For Mr. Collins, this column includes reimbursement of relocation costs in 2008 of $98,342.

(3)	Mr. Hickson has served as Chief Financial Officer since May 2010. Ms. Pope served as Interim Chief Financial Officer from February 2010 thru April 2010. Mr. Collins served as Executive Vice President, Chief Financial Officer and Secretary of the Company from March 1, 2008 through February 5, 2010.

2010 Grants of Plan-Based Awards
     The following table provides additional information with respect to the 2010 non-equity incentive awards made on February 10, 2010 and the FOCUS Plan cash incentive and restricted stock awards granted to the Named Executive Officers on July 12, 2010. These grants are each described in the Compensation Discussion and Analysis under the heading “Elements of Executive Compensation”.

						All Other
	Estimated Possible Payouts		Estimated Possible Payouts Under Equity			Stock	Grant Date
	Under Non-Equity		Incentive Plan Awards			Awards (# of	Fair Value
	Incentive Plan Awards		(# of restricted shares)			restricted	of Stock
Name	Threshold	Maximum	Threshold	Target	Maximum	shares)	Awards (6)
Steven G. Rogers
Annual Cash Incentive (1)	$81,661	$163,321
FOCUS Cash Incentive (2)	$179,947	$1,564,200
Time-Based Award (3)						5,940	$82,507
Absolute Return Goal (4)			4,542	18,165	30,274		$217,065
Relative Return Goal (5)			4,758	13,083	23,786		$149,376

William R. Flatt
Annual Cash Incentive (1)	$39,719	$79,438
FOCUS Cash Incentive (2)	$81,794	$711,000
Time-Based Award (3)						2,700	$37,503
Absolute Return Goal (4)			3,105	12,420	20,700		$148,419
Relative Return Goal (5)			3,240	8,910	16,200		$101,736

Richard G. Hickson IV
Annual Cash Incentive (1)	$25,792	$51,583
FOCUS Cash Incentive (2)	$81,794	$711,000
Time-Based Award (3)						2,700	$37,503
Absolute Return Goal (4)			3,105	12,420	20,700		$148,419
Relative Return Goal (5)			3,240	8,910	16,200		$101,736

James M. Ingram
Annual Cash Incentive (1)	$29,950	$59,900
FOCUS Cash Incentive (2)	$49,076	$426,600
Time-Based Award (3)						1,620	$22,502
Absolute Return Goal (4)			1,863	7,452	12,420		$89,051
Relative Return Goal (5)			1,944	5,346	9,720		$61,042

Mandy M. Pope
Annual Cash Incentive (1)	$19,143	$38,285
FOCUS Cash Incentive (2)	$49,076	$426,600
Time-Based Award (3)						1,620	$22,502
Absolute Return Goal (4)			1,863	7,452	12,420		$89,051
Relative Return Goal (5)			1,944	5,346	9,720		$61,042

(1)	Represents the possible payouts under the Company’s 2010 non-equity incentive plan discussed in further detail on page 17. The actual amount earned by each Named Executive Officer in 2010 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Represents the possible payouts under the Company’s FOCUS Plan Long-Term Cash Incentive discussed in further detail beginning on page 18.

(3)	Represents the time-based restricted stock awards granted in 2010 in connection with the Company’s FOCUS Plan.

(4)	Represents the possible payouts under the Company’s FOCUS Plan long-term equity incentive with respect to the Company’s absolute compounded annual TRS for the three year period beginning July 1, 2010 discussed in further detail on page 18.

(5)	Represents the possible payouts under the Company’s FOCUS Plan long-term equity incentive with respect to the Company’s absolute compounded annual TRS relative to the compounded annual return of the RMS for the three year period beginning July 1, 2010 discussed in further detail on page 18. The number of shares earned with respect to the relative return goal will be reduced by 50 percent if the Company’s absolute compounded annual TRS for the performance period is zero or a negative number notwithstanding the fact that the Company exceeds the threshold, target or maximum goal relative to the compounded annual return of the RMS.

(6)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718 disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC.
Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards			Stock Awards
						(3)	(2)
						Equity	Equity
	(1)				(2)	Incentive	Incentive
	Number of			Number of	Market Value	Plan Awards:	Plan Awards:
	Securities			Shares of	of Shares of	Number of	Market Value
	Underlying	Option		Stock That	Stock That	Unearned	of Unearned
	Unexercised	Exercise	Option	Have Not	Have Not	Shares That	Shares That
	Options	Price	Expiration	Vested	Vested	Have Not	Have Not
Name	(#)	($)	Date	(#)	($)	Vested (#)	Vested ($)
Steven G. Rogers	9,000	$33.65	07/22/2011	36,440 (4)	$638,429	54,060	$947,131
William R. Flatt	2,500	$33.65	07/22/2011	19,075 (5)	$334,194	36,900	$646,488
Richard G. Hickson IV	—	—	—	6,512 (6)	$114,090	36,900	$646,488
James M. Ingram	—	—	—	13,870 (7)	$243,002	22,140	$387,893
Mandy M. Pope	835	$33.65	07/22/2011	10,495 (8)	$183,872	22,140	$387,893

(1)	All stock options are currently exercisable.

(2)	Determined based on the closing price of the Company’s Common Stock ($17.52) on December 31, 2010.

(3)	These restricted stock awards were granted on July 12, 2010 in connection with the adoption of the FOCUS Plan, the Company’s three-year operating plan that began July 1, 2010. These grants are described in the Compensation Discussion and Analysis under the heading “Elements of Executive Compensation — Performance-Based Long-Term Compensation”.

(4)	Mr. Rogers’ restricted stock holdings as of December 31, 2010 vest as follows, provided that he remains employed by the Company on such dates: 6,000 on January 9, 2011, 6,250 on January 12, 2011, 1,485 on July 15, 2011, 6,000 on January 9, 2012, 6,250 on January 14, 2012, 1,485 on July 15, 2012, 6,000 on January 9, 2013, 1,485 on July 15, 2013 and 1,485 on July 15, 2014.

(5)	Mr. Flatt’s restricted stock holdings as of December 31, 2010 vest as follows, provided that he remains employed by the Company on such dates: 3,375 on January 9, 2011, 3,125 on January 12, 2011, 675 on July 15, 2011, 3,375 on January 9, 2012, 3,125 on January 14, 2012, 675 on July 15, 2012, 3,375 on January 9, 2013, 675 on July 15, 2013 and 675 on July 15, 2014.

(6)	Mr. Hickson’s restricted stock holdings as of December 31, 2010 vest as follows, provided that he remains employed by the Company on such dates: 937 on January 9, 2011, 500 on January 12, 2011, 675 on July 15, 2011, 938 on January 9, 2012, 500 on January 14, 2012, 675 on July 15, 2012, 937 on January 9, 2013, 675 on July 15, 2013 and 675 on July 15, 2014.

(7)	Mr. Ingram’s restricted stock holdings as of December 31, 2010 vest as follows, provided that he remains employed by the Company on such dates: 2,000 on January 9, 2011, 3,125 on January 12, 2011, 405 on July 15, 2011, 2,000 on January 9, 2012, 3,125 on January 14, 2012, 405 on July 15, 2012, 2,000 on January 9, 2013, 405 on July 15, 2013 and 405 on July 15, 2014.

(8)	Ms. Pope’s restricted stock holdings as of December 31, 2010 vest as follows, provided that she remains employed by the Company on such dates: 1,750 on January 9, 2011, 1,500 on January 12, 2011, 405 on July 15, 2011, 1,750 on January 9, 2012, 2,125 on January 14, 2012, 405 on July 15, 2012, 1,750 on January 9, 2013, 405 on July 15, 2013 and 405 on July 15, 2014.

2010 Option Exercises and Stock Vested
     The following table provides information regarding restricted stock awards that vested during 2010 for each of the Named Executive Officers:

	Stock Awards
	Number of Shares Acquired Upon
Name	Vesting	Value Realized on Vesting (4)
Steven G. Rogers
VALUE[2] (1)	25,000	$520,500
GEAR UP (2)	6,250	$89,250
2009 Annual Incentive (3)	6,000	$102,120

William R. Flatt
VALUE[2] (1)	2,500	$52,050
GEAR UP (2)	3,125	$44,625
2009 Annual Incentive (3)	3,375	$57,443

Richard G. Hickson IV
GEAR UP (2)	500	$7,140
2009 Annual Incentive (3)	938	$15,965

James M. Ingram
VALUE[2] (1)	10,000	$208,200
VALUE[2] (1)	2,000	$28,320
GEAR UP (2)	3,125	$44,625
2009 Annual Incentive (3)	2,000	$34,040

Mandy M. Pope
VALUE[2] (1)	3,000	$62,460
VALUE[2] (1)	2,000	$28,320
GEAR UP (2)	1,500	$21,420
2009 Annual Incentive (3)	1,750	$29,785

(1)	On January 2, 2003, and September 19, 2003, the Compensation Committee granted restricted stock awards to the Company’s officers in connection with the Company’s VALUE[2] strategic operating plan. The shares vested seven years from the date of grant. Dividends on these shares accrued from the date of grant at the same rate as on all other shares of the Company’s stock and were paid when the shares vested.

(2)	On July 1, 2006, the Compensation Committee granted restricted stock awards to the Company’s officers that vested four years from the date of grant in connection with the Company’s GEAR UP strategic operating plan. Dividends on these shares were paid currently when declared by the Board of Directors.

(3)	On February 3, 2009, the Compensation Committee granted performance-based restricted stock to the Company’s officers. The performance goals related to achievement of certain 2009 operational metrics, all of which were achieved. These grants vest 25% in 2010, 2011, 2012 and 2013. Dividends on these shares accrue from the date of grant at the same rate as on all other shares of the Company’s stock and will be paid upon vesting of the underlying shares.

(4)	The value realized upon vesting is determined based on the closing price of the Company’s Common Stock on the date of vesting and does not include dividends that were accrued and paid upon vesting.

Potential Payments Upon a Change in Control
     Cash Severance Payment. The Company does not have employment agreements with any of its executive officers. The Company has entered into change in control agreements with certain officers, including the Named Executive Officers. The change in control agreement, as amended and restated January 1, 2008, provides that if an executive’s employment is terminated (other than for cause, death or disability) or the executive leaves the Company’s employment for good reason within 20 months after a change in control, the Company will pay a benefit to the executive equal to a 2.99 multiple of the executive’s base salary in effect on the termination date plus the average of the amount of annual bonus accrued in the three calendar year period ending on the December 31 prior to the change in control. The change in control agreements also give the executives the ability to leave the employment of the Company at any time during the six month period after the change in control in which case the executives will receive a payment of one-half of the amount set forth above.
     Equity Acceleration. Within 30 days of the date of termination, upon surrender by the executive of his or her outstanding non-qualified stock options granted by the Company, the Company will pay an amount equal to the difference between the exercise price of each outstanding option and the fair market value of the Company’s Common Stock at the time of such termination. Pursuant to the terms of the Company’s 2003 Equity Incentive Plan as well as the Company’s 1994 Stock Option and Long-Term Incentive Plan, each as amended, upon a change in control, all restrictions otherwise applicable with respect to incentive restricted shares shall lapse, the restricted period shall expire and any prescribed conditions shall be deemed to be satisfied.
     Pursuant to the terms of the Company’s 2010 Omnibus Equity Incentive Plan, as amended, if an individual’s employment is terminated by the Company for any reasons other than cause or by the individual for good reason, in each case, within the two-year period commencing on the change in control, then, as of the date of the individual’s termination, all restrictions otherwise applicable with respect to incentive restricted shares shall lapse, the restricted period shall expire and any prescribed conditions shall be deemed to be satisfied.
     Definitions. A “change in control” means any of the following: (i) any change in control of a nature that would be required to be represented under the Exchange Act proxy rules; (ii) any person acquiring beneficial ownership of securities representing 30 percent or more of the combined voting power of the Company’s outstanding securities; (iii) certain changes in the Company’s Board of Directors; (iv) certain mergers; (v) the approval of a plan of liquidation by the Company; or (vi) the sale or other transfer of at least 50 percent of the Company’s gross real estate assets (as measured by GAAP) to a single buyer within a 12-month period, provided the proceeds are not reinvested in similar real estate assets or investments.
     A termination is for “cause” if it is for any of the following reasons: (i) the continued failure by the individual to perform his or her material responsibilities and duties toward the Company (other than any such failure resulting from the individual’s incapacity due to physical or mental illness); (ii) the individual engaging in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise; (iii) the individual’s conviction of a felony; or (iv) the commission or omission of any act by the individual that constitutes on the part of the individual common law fraud or malfeasance, misfeasance, or nonfeasance of duty; toward the Company.
     A termination is for “good reason” if it is for any of the following reasons: (i) a material diminution in the individual’s position, authority, duties, or responsibilities; (2) a material reduction in the individual’s base salary in effect immediately before the change in control;(3) a material reduction in the individual’s annual or long-term bonus and equity incentive opportunities, as compared to such opportunity or level in effect immediately before the change in control;(4) a material diminution in any budget over which the individual retains authority; or (5) the Company’s material relocation of the individual without the individual’s consent.
     No Tax Gross-Up Payments. The Company does not provide, and no Named Executive Officer is entitled to receive, any tax gross-up payments in connection with his or her compensation, severance or other benefits provided by the Company.

     The following table shows potential payments that would have been provided to the Named Executive Officers upon the occurrence of a change in control and certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2010.

		Involuntary
		termination
		without cause
		or voluntary	Voluntary
	Voluntary	resignation	resignation
	resignation,	with good	without good
	termination	reason	reason
	for cause,	following a	following a	Change in
	death or	change in	change in	control without
Name/ Payment or Benefit	disability	control	control	termination
Steven G. Rogers
Cash Severance (1)	$—	$2,304,924	$1,152,462	$—
Acceleration of Equity Awards (2)	$—	$1,614,684	$563,160	$563,160
Total	$—	$3,919,608	$1,715,622	$563,160
William R. Flatt
Cash Severance (1)	$—	$1,261,213	$630,606	$—
Acceleration of Equity Awards (2)	$—	$996,882	$303,090	$303,090
Total	$—	$2,258,095	$933,696	$303,090
Richard G. Hickson IV
Cash Severance (1)	$—	$906,635	$453,317	$—
Acceleration of Equity Awards (2)	$—	$765,257	$71,285	$71,285
Total	$—	$1,671,892	$524,602	$71,285
James M. Ingram
Cash Severance (1)	$—	$969,900	$484,950	$—
Acceleration of Equity Awards (2)	$—	$640,675	$224,220	$224,220
Total	$—	$1,610,575	$709,170	$224,220
Mandy M. Pope
Cash Severance (1)	$—	$811,967	$405,984	$—
Acceleration of Equity Awards (2)	$—	$580,453	$163,890	$163,890
Total	$—	$1,392,420	$569,874	$163,890

(1)	The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan and deferred compensation plan.

(2)	Includes the acceleration of restricted stock awards based on the closing price of the Company’s Common Stock ($17.52) on December 31, 2010 plus the dividends accrued through such date. Does not include the cash payout of stock options since all stock options were vested and exercisable as of December 31, 2010.
CERTAIN TRANSACTIONS AND RELATIONSHIPS
     Change in Control Agreement. The Company has entered into a change in control agreement with each of the Company’s executive officers. See “Potential Payments Upon Change in Control” above.
     Family Relationships. Leland Speed, Chairman, is the father of Warren Speed, a senior officer of the Company. Warren Speed earned $194,750 in salary and bonus for 2010. Michael J. Lipsey, Director, is the father of Jayson Lipsey, a senior officer of the Company. Jayson Lipsey earned $188,500 in salary and bonus for 2010.

     Related-Party Transactions Policies and Procedures. In March 2007, the Board of Directors adopted the written “Related-Party Transactions Policies and Procedures” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions with executive officers, Directors, nominees, greater than five percent owners of Company stock, or immediate family members of any of the foregoing (“related persons”).
     The policy requires that any newly proposed transaction between the Company and a related person must be submitted to the Audit Committee for approval if the amount involved in the transaction is greater than $100,000 in a calendar year, the Company is a participant, and any related person has or will have an interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity) (“interested transactions”). If advance approval is not feasible, then the interested transaction will be considered for ratification at the next regularly scheduled meeting of the Audit Committee. In making its determination, the Audit Committee will consider, among other factors, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. On-going related person transactions are reviewed on an annual basis. No Director will participate in any discussion or approval of an interested transaction for which he or she is a related party.
     The following interested transactions do not require pre-approval by the Audit Committee:
1.	Any employment by the Company of an executive officer of the Company if (a) the related compensation is required to be disclosed in the Company’s proxy material or (b) the executive officer is not an immediate family member of another executive officer or Director of the Company, the related compensation would be reported in the Company’s proxy material if the executive officer was a “named executive officer” and the Company’s Compensation Committee approved, or recommended that the Board approve, such compensation.

2.	Any compensation paid to a Director if the compensation is required to be disclosed in the Company’s proxy material.

3.	Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), Director or less than 10 percent beneficial owner, if the aggregate amount involved does not exceed the greater of $250,000 or two percent of that company’s total annual revenues.

4.	Any charitable contributions by the Company to an entity at which the related person’s only relationship is as an employee (other than an executive officer) or a Director, if the aggregate amount involved does not exceed the lesser of $100,000 or two percent of the charitable organization’s total annual receipts.

5.	Any transaction where the related person’s interest arises solely from the ownership of Common Stock and all holders of Common Stock receive the same benefit on a pro rata basis.

6.	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
     The Chair of the Audit Committee has the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new interested transaction deemed pre-approved pursuant to paragraph (3) or (4) above and each new interested transaction pre-approved by the Chair will be provided to the Audit Committee for its review.

OWNERSHIP OF COMPANY STOCK
Security Ownership of Certain Beneficial Owners
     To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), beneficially owned, as of March 14, 2011 more than five percent of the Common Stock, except as set forth in the following table.

	Amount of Common		Percent of
Name and Address	Stock Beneficially		Common
of Beneficial Owner	Owned		Stock (1)

The Vanguard Group, Inc.	2,416,268	(2)	11.0%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
T. Rowe Price Associates, Inc.	2,026,160	(3)	9.2%
100 E. Pratt Street Baltimore, Maryland 21202
Blackrock, Inc.	2,019,079	(4)	9.2%
40 East 52nd Street New York, New York 10022
Goldman Sachs Asset Management, L.P.	1,593,196	(5)	7.3%
200 West Street New York, New York 10282

(1)	Based on the number of shares of Common Stock outstanding on March 14, 2011 which was 21,962,564 shares.

(2)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that The Vanguard Group, Inc. has sole dispositive power with respect to 2,384,422 shares of Common Stock and Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 31,846 shares of Common Stock as a result of its serving as investment manager of collective trust accounts.

(3)	Based upon an amended Statement on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Based upon a Statement on Schedule 13G filed with the SEC that indicated that Blackrock, Inc. and related entities have sole voting power with respect to 2,019,079 shares of Common Stock and sole dispositive power with respect to 2,019,079 shares of Common Stock.

(5)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicates that Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC has shared dispositive power with respect to 1,593,196 shares of Common Stock and shared voting power with respect to 1,503,903 shares of Common Stock.

Security Ownership of Management
     Ownership Table. The following table sets forth the shares of Common Stock beneficially owned, as of March 14, 2011, by each Director, nominee for Director, Named Executive Officer of the Company and by the Directors, nominees and executive officers as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock set forth in the table.

	Number of Shares of		Percent of
	Common Stock		Common
	Beneficially Owned		Stock (1)
Charles T. Cannada	3,102	(2)	*
Edward M. Casal	—		*
Laurie L. Dotter	2,602		*
Daniel P. Friedman	21,542	(3)	*
Michael J. Lipsey	7,961	(4)	*
Brenda J. Mixson	3,923		*
Steven G. Rogers	308,454	(5)	1.4%
Leland R. Speed	111,483	(6)	*
Troy A. Stovall	1,420	(7)	*
Lenore M. Sullivan	10,300	(8)	*
William R. Flatt	78,164	(9)	*
Richard G. Hickson IV	47,873	(10)	*
James M. Ingram	66,727	(11)	*
Mandy M. Pope	45,680	(12)	*
Directors and executive officers as a group	709,231		3.2%
J. Mitchell Collins	7,673	(13)	*

*	Less than 1%.

(1)	Based on the number of shares of Common Stock outstanding on March 14, 2011, which was 21,962,564 shares.

(2)	Does not include 500 shares of Common Stock held by Mr. Cannada’s wife, as to which Mr. Cannada disclaims beneficial ownership. Mr. Cannada and his wife also own 2,400 shares of 8.00% Series D cumulative redeemable preferred stock (“Series D preferred stock”) that do not have voting rights at the Meeting.

(3)	Includes 3,000 shares of Common Stock Mr. Friedman has the right to acquire pursuant to exercisable options granted under the 2001 Directors Plan and 900 shares of Common Stock Mr. Friedman owns as custodian for his child. Does not include 1,100 shares of Common Stock Mr. Friedman holds indirectly through the Parkway Properties, Inc. Deferred Compensation Trust (the “Deferred Compensation Trust”). Mr. Friedman’s wife owns 3,625 shares of Series D preferred stock that do not have voting rights at the Meeting.

(4)	Includes 7,961 shares of Common Stock owned by the Lipsey Real Estate Fund.

(5)	Includes 9,000 shares of Common Stock Mr. Rogers has the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan, 18,250 shares of Common Stock granted as incentive restricted shares under the 2003 Equity Incentive Plan and 93,060 shares of Common Stock granted as incentive restricted shares under the 2010 Omnibus Equity Incentive Plan. Includes 50,000 shares of Common Stock pledged as security on a personal line of credit. As of March 14, 2011, there was no balance outstanding on the line of credit. Does not include 16,108 shares of Common Stock beneficially owned by Mr. Rogers’ wife as to which he disclaims beneficial ownership. Mr. Rogers also owns 1,100 shares of Series D preferred stock that do not have voting rights at the Meeting.

(6)	Does not include 21,157 shares of Common Stock owned by Mr. Speed’s wife, as to which Mr. Speed disclaims beneficial ownership.

(7)	Does not include 3,082 shares of Common Stock Mr. Stovall holds indirectly through the Deferred Compensation Trust. Does not include 150 shares of Common Stock held in Mr. Stovall’s wife’s retirement account, as to which Mr. Stovall disclaims beneficial ownership.

(8)	Includes 6,500 shares of Common Stock Ms. Sullivan has the right to acquire pursuant to exercisable options granted under the 2001 Directors Plan. Does not include 3,702 shares of Common Stock Ms. Sullivan holds indirectly through the Deferred Compensation Trust.

(9)	Includes 2,500 shares of Common Stock Mr. Flatt has the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan, 9,876 shares of Common Stock granted as incentive restricted shares under the 2003 Equity Incentive Plan and 42,300 shares of Common Stock granted as incentive restricted shares under the 2010 Omnibus Equity Incentive Plan. Also includes 2,000 shares of Common Stock pledged as security on a personal line of credit. Does not include approximately 24 shares of Common Stock held indirectly through a trust for the benefit of Mr. Flatt’s niece.

(10)	Includes 2,375 shares of Common Stock granted to Mr. Hickson as incentive restricted shares under the 2003 Equity Incentive Plan and 42,300 shares of Common Stock granted as incentive restricted stock under the 2010 Omnibus Equity Incentive Plan.

(11)	Includes 7,125 shares of Common Stock granted to Mr. Ingram as incentive restricted shares under the 2003 Equity Incentive Plan and 25,380 shares of Common Stock granted as incentive restricted stock under the 2010 Omnibus Equity Incentive Plan. Also includes 6,000 shares of Common Stock pledged as security on a personal line of credit. Does not include 2,125 shares of Common Stock Mr. Ingram holds indirectly through the Deferred Compensation Trust.

(12)	Includes 835 shares of Common Stock Ms. Pope has the right to acquire pursuant to exercisable options granted under the 1994 Stock Option Plan, 6,410 shares of Common Stock granted as incentive restricted shares under the 2003 Equity Incentive Plan and 25,380 shares of Common Stock granted as incentive restricted stock under the 2010 Omnibus Equity Incentive Plan. Ms. Pope has a margin account at a broker that allows her to borrow against the securities, including shares of Common Stock, in that account. As of March 14, 2011, there was no balance outstanding on the margin account.

(13)	Mr. Collins is the former Chief Financial Officer and served in that role for the period March 1, 2008 through February 5, 2010. The stock ownership information is based on the Company’s records as of February 5, 2010. Despite the Company’s repeated attempts, Mr. Collins refused to provide updated information.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent stockholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2010, no Directors or executive officers of the Company were late in filing reports under Section 16(a).
AUDIT COMMITTEE MATTERS
Report of the Audit Committee
     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.
     The Audit Committee of the Company is composed of four Directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter. A complete copy of the Audit Committee charter is available on the Company’s website (www.pky.com) under “Corporate.” The Board has determined that Charles T. Cannada, Laurie L. Dotter, Brenda J. Mixson and Troy A. Stovall are “Audit Committee financial experts” as defined in the current rules of the SEC.
     Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.
     The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm without management being present. The Committee met nine times during 2010, and the Chairman of the Committee met individually on a number of occasions with the Company’s independent registered public accounting firm and management. In the course of fulfilling its oversight responsibilities, the Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with the Company’s independent registered public accounting firm matters required to be discussed, pursuant to United States Auditing Standards Section 380, The Auditor’s Communication with Those Charged with Governance including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with KPMG LLP matters relating to its independence and has received from KPMG LLP the written disclosures and letter required by the Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee also has received from KPMG LLP and reviewed Management’s Report on Internal Control Over Financial Reporting required to be reviewed pursuant to Section 303A.07(c)(iii)(A) of the NYSE listing standards.
     On the basis of the reviews and discussions the Audit Committee has had with the Company’s independent registered public accounting firm and management, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.
     In 2010, the Board of Directors designated the Audit Committee to provide an independent review and evaluation of the allegations made in a shareholder demand letter by the Company’s former Chief Financial Officer as well as the allegations in a state court complaint filed in Mississippi. The members of the Audit Committee met with its independent counsel, management and others at such times and with such frequency as was deemed necessary or appropriate by the Committee. After thoroughly investigating the allegations in good faith and fully informing itself of all material facts relevant thereto, the Committee determined that it would not serve the interests of the Company or its shareholders for the Company to take any of the further actions requested in the demand letter.
Submitted by:
LAURIE L. DOTTER, CHAIR
CHARLES T. CANNADA
BRENDA J. MIXSON
TROY A. STOVALL
Policy For Pre Approval of Audit and Permitted Non Audit Services
     The Audit Committee has implemented a policy for the pre- approval of all audit and permitted non-audit services proposed to be provided to the Company by its independent auditors. Under the policy, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of audit and permitted non-audit services between Audit Committee meetings where accounting work and associated fees are $25,000 and under.

Auditor Fees and Services
     In connection with the audit of the 2010 financial statements, the Company entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.
     The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG for fiscal 2010 and 2009:

	2010	2009
Audit Fees (1)	$585,000	$511,990
Audit-Related Fees (2)	$195,000	$140,000
Tax Fees (3)	$31,300	$18,500

Total	$811,300	$670,490

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees also include travel and lodging costs incurred in connection with the rendering of audit services.

(2)	Audit-related fees consisted primarily of accounting consultations, services related to business acquisitions and divestitures and other attestation services.

(3)	Tax fees consisted of tax return preparation for Parkway Properties Office Fund, LP and Parkway Properties Office Fund II, LP.
     The Audit Committee of the Board has considered whether provision of the services described above is compatible with maintaining the independence of the Company’s independent registered public accounting firm and has determined that those services have not adversely affected KPMG’s independence.
OTHER MATTERS
     So far as management of the Company is aware, no matters other than those outlined in this Proxy Statement will be presented at the Meeting for action on the part of the stockholders. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares of Common Stock to which the proxy relates in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS
Mandy M. Pope
Executive Vice President,
Chief Accounting Officer and Secretary
Jackson, Mississippi

PARKWAY PROPERTIES, INC. 188 EAST CAPITOL STREET, SUITE 1000 JACKSON, MS 39201

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARKWAY PROPERTIES, INC.			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
Vote on Directors
1.	Election of Directors Nominees:
	01) Charles T. Cannada 02) Edward M. Casal 03) Laurie L. Dotter 04) Daniel P. Friedman 05) Michael J. Lipsey	06) Brenda J. Mixson 07) Steven G. Rogers 08) Leland R. Speed 09) Troy A. Stovall

Vote on Proposals			For	Against	Abstain

The Board of Directors recommends you vote FOR the following proposals:

2.	Advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.		☐	☐	☐

3.	Advisory vote on executive compensation.		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends you vote 3 years on the following proposal:

4.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M33236-P10805

PARKWAY PROPERTIES, INC.

Annual Meeting of Shareholders

May 12, 2011 3:00 PM EDT

This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) Steven G. Rogers and Mandy M. Pope, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PARKWAY PROPERTIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 3:00 PM EDT on May 12, 2011, at the Buckhead Club, 3344 Peachtree Road NE, Atlanta, Georgia, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no directions are made, this proxy will be voted with the Board’s recommendations.
Continued and to be signed on reverse side.